Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact:	David Christensen
CFO
507-387-3355

Jennifer Spaude
Investor Relations
507-386-3765

HickoryTech Corporation Makes Stock Purchase

HickoryTech’s outstanding shares now less than 13 Million

MANKATO, Minn., Nov. 21, 2008— HickoryTech Corporation (Nasdaq: HTCO) announced that it has purchased 93,000 shares of its own common stock for $519,000 in a block transaction handled through a market maker.  The Company has purchased a total of 393,000 shares of its common stock in November for a total purchase price of $2,362,000.

“Current market conditions presented an opportunity for us to demonstrate our confidence in the company while adding value to our shareholders,” said John Finke, president and chief executive officer at HickoryTech.

HickoryTech will have 12,974,000 shares outstanding after the November transactions.  The Company has no formal share repurchase plan and has no plans to purchase any additional shares in 2008.

About HickoryTech

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network. The company, founded in 1898, has approximately 430 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV and IP networking services to residential and business customers. In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. Enventis provides IP-based voice, data and network solutions to businesses across in a five-state region. For more information, visit www.hickorytech.com.

Forward Looking Statement

The press release may contain forward-looking statements that are not based on historical facts.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in HickoryTech’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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